								Registration No. 33-

       	   SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                    ________________________

                            Form S-8
                   REGISTRATION STATEMENT
                             Under
                   THE SECURITIES ACT OF 1933
                    ________________________

                       SPRINT CORPORATION
     (Exact name of registrant as specified in its charter)

            Kansas                           48-0457967
 (State or other jurisdiction             (I.R.S. Employer
     of incorporation or                  Identification No.)
        organization)

       Post Office Box 11315, Kansas City, Missouri  64112
            (Address of principal executive offices)
                    ________________________

			        SPRINT CORPORATION
	     	  MANAGEMENT INCENTIVE STOCK OPTION PLAN
                 		(Full title of the Plan)
                    ________________________

                          DON A. JENSEN
                  Vice President and Secretary
                         P.O. Box 11315
                 Kansas City, Missouri  64112
             (Name and address of agent for service)

 Telephone number, including area code, of agent for service:
                           (913) 624-3326
                   ________________________


                       CALCULATION OF REGISTRATION FEE

                                      Proposed      Proposed
                         Amount       maximum       maximum
Title of  securities     to be        offering      aggregate
to be registered         registered   price per     offering
                                      unit	    price

Options to purchase
a share of Common
Stock 			 6,100,000	  $5.69<F1>    $34,709,000<F1>
Shares of Common
Stock ($2.50 par value)	 6,100,000	  $56.50<F2>   $344,650.000<F2>


				 Amount
Title of securities	 of registration
to be registered		 fee


Options to purchase
a share of Common
Stock				 $10,239.16
Shares of Common
Stock ($2.50 par value)	 $101,671.75

<F1>The offering price will be the lower of $5.69 and 10 percent of the closing price of Common Stock on the date of the option award.
<F2>Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h)(1). The average of the high and low prices of the Common Stock on December 9, 1997 as reported in the consolidated reporting system, was $56.50.


Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus relating to this Registration Statement meets the requirements for use in connection with the options to purchase a share of common stock and the shares of common stock registered under the following Registration Statements on Form S-8: No. 33-57911 and No. 33-65149 pertaining to the Management Incentive Stock Option Plan.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.	Incorporation of Documents by Reference

	The following documents filed by Sprint Corporation ("Sprint") with the Securities and Exchange Commission (File No. 1-4721) are incorporated in this Registration Statement by reference:

	Sprint's Annual Report on Form 10-K for the year ended December 31, 1996; its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and its Current Report on Form 8-K dated June 9, 1997.

	All documents subsequently filed by Sprint pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents. Sprint expressly excludes from such incorporation the Report of the Compensation Committee, the Performance Graph and any Report on Repricing of Options/SARs contained in any proxy statement filed by Sprint pursuant to Section 14 of the Securities Exchange Act of 1934 subsequent to the date of filing of this Registration Statement and prior to the termination of the offering of the securities covered by this Registration Statement.

Item 4.	Description of Securities

					OPTIONS

	The Options will represent the right to purchase shares of Sprint Common Stock. The following are brief summaries of certain provisions with respect to the Options.

	Consideration for Options

	Pursuant to the terms of Sprint's Management Incentive Stock Option Plan (the "Plan"), eligible employees of Sprint or its subsidiaries can elect to receive an Option in lieu of receiving a portion of their cash payout under Sprint's management incentive plans. For the 1998 awards, payable in 1999, eligible employees will receive an Option to purchase shares of Common Stock, one share for each $5.69 reduction in cash incentive payout resulting from such election; provided, however, that if the closing price of Sprint Common Stock on the date of grant of the 1998 awards is less than $56.875 per share, the reduction in cash incentive payout will be 10% of such price for each share. Certain benefits which are determined based on the cash payment will also be affected. The Organization, Compensation and Nominating
Committee of Sprint's Board (the "Committee") will determine the price for Options in subsequent years.

	Exercise Price

	The price at which each share of Common Stock covered by an Option may be purchased shall be one hundred percent (100%) of the fair market value of the stock on the date the Option is granted. Fair market value shall be deemed to be the average of the high and low prices of the Common Stock of Sprint for composite transactions as published by major newspapers for the date the Option is granted or, if no sale of Sprint's Common Stock shall have been made on that day, the next preceding day on which there was a sale of such stock.

	Vesting

	The total number of shares subject to Options granted in 1998 shall become exercisable December 31, 1998. Vesting of Options granted in subsequent years will be determined by the Committee.

	Term of Option

	Options shall not be exercisable after the expiration of ten
(10) years from the date of grant.

	Time for Exercise

	If an optionee's employment with Sprint is terminated, the optionee may exercise Options which are exercisable on the date of termination of employment until the earlier of (1) the date on which the Option expires and (2) the end of the applicable time period below:

a.	Retirement:  five years after retirement date.

b.	Disability (qualifying for long-term disability benefits under
	print's Basic Long-Term Disability Plan): five years after qualification date.

c.	Death:  one year after death for the estate or designated
	beneficiary to exercise the decedent's Options.

d.	Involuntary termination other than for cause:  the date on
	which the Option expires.

e.	Voluntary termination:  three months from the date of
	termination of employment.

	If an optionee's employment is terminated for a reason constituting good cause, any outstanding Options granted under the Plan and held by such optionee at such time will automatically terminate.

	Payment of Exercise Price

	Options shall be exercisable only upon payment to Sprint of the full purchase price of the shares with respect to which Options are exercised. Payment for the shares shall be either in United States dollars, payable in cash or by check, or by surrender of stock certificates representing like Common Stock of Sprint having an aggregate fair market value, determined as of the date of exercise, equal to the number of shares with respect to which such Options are exercised multiplied by the exercise price per share. The fair market value of Common Stock on the date of exercise of Options shall be determined in the same manner as the fair market value of Common Stock on the date of grant of Options is determined. Certain optionees may use restricted stock as payment for the exercise price (see "Restricted Stock" below). In that event, fair market value of the shares of restricted stock will be determined as if the shares were not restricted.

	Nontransferable

	Options shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution, except that an optionee may designate beneficiaries other than the optionee's estate to exercise unexpired Options after the optionee's death.

	Restricted Stock

	Certain optionees, as determined by the Committee, may elect to receive restricted stock upon exercise of an Option.
Restricted stock is Common Stock issued with the restriction that the holder may not sell, transfer, pledge or assign such shares for a period of time after issuance, except to pay the exercise price of Options issued by Sprint. The restrictions lapse as specified by the optionee for a period of from six (6) months to ten (10) years, provided that if restricted Common Stock is used to pay the exercise price, restrictions on the Common Stock received upon exercise shall be at least as restrictive as to time and other vesting conditions as the restrictions on the shares used to pay the exercise price.

	Change in Stock, Adjustments

	In the event that the outstanding shares of Common Stock of Sprint are hereafter increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of Sprint or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split up, combination of shares, or a dividend payable in capital stock, or there is a decrease in the market price of the Common Stock of Sprint by reason of a dividend payable in stock of a business unit, appropriate adjustment shall be made by the Committee in the number and kind of shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that the optionee's proportionate interest shall be maintained as before the occurrence of such event, and such adjustment of outstanding Options shall be made without change of the total price applicable to unexercised Options and with a corresponding adjustment in the exercise price per share.

	Reload Options

	Options granted in 1998 will include the right to a reload Option, subject to the availability of shares. The Committee will determine whether subsequent Options will include the right to a reload Option. A reload Option is a new nonqualified Option granted upon exercise of the original Option if the original Option is exercised by the stock-for-stock method.

	A reload Option:

a.	is not available to optionees no longer employed by Sprint;

b.	is not available upon the exercise of an Option which expires in
	less than one year from date of exercise;

c.	has an exercise price equal to the fair market value of Sprint
	Common Stock on the date of the exercise of the original Option;

d.	is granted for the number of shares equal to the sum of

	i.	the number of shares surrendered for payment of the exercise
		price of the original Option;

	ii.	the number of shares withheld from the exercise for the
		payment of tax withholding; and

	iii.	the number of shares delivered in payment of tax
		withholding.

e.	is exercisable in full beginning one year after the exercise
	of the original Option, provided the optionee has held the shares received in the exercise for at least six months, and remains exercisable for the remainder of the term of the original Option;

f.	is not available upon the exercise of a reload Option.


			COMMON STOCK

	The authorized capital stock of Sprint consists of 1,000,000,000 shares of Common Stock, 500,000,000 shares of Class A Common Stock and 20,000,000 shares of Preferred Stock. The authorized but unissued shares of Preferred Stock are issuable in one or more series, with such designations, preferences and relative, participating, optional or special rights, if any, and the qualifications, limitations or restrictions thereof as may be fixed and determined by resolution of the Board of Directors of Sprint (the "Sprint Board").

	The following are brief summaries of certain provisions with respect to Sprint Common Stock, par value $2.50 per share, contained in Sprint's Articles of Incorporation, as amended. Such statements are qualified in their entirety by reference to such Articles.
The term Preferred Stock, as hereinafter used, includes the Preferred Stock-First Series, Convertible (the "First Series"), Preferred Stock-Second Series, Convertible (the "Second Series"), and
Preferred Stock-Fifth Series (the "Fifth Series") and any other series hereinafter established by the Sprint Board and issued by Sprint (including, if issued, the Preferred Stock-Sixth Series, Junior Participating referred to below under "Shareholder Rights").
Sprint Common Stock is listed and traded on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange.

Dividend Rights and Restrictions

	Subject to certain dividend restrictions of indentures and other borrowing agreements and to the preferential rights of the Preferred Stock, holders of Sprint Common Stock are entitled to dividends as declared thereon by the Sprint Board only out of net income or earned surplus. The most restrictive covenants applicable to dividends are contained in a revolving credit agreement. Among other restrictions, the agreement requires Sprint to maintain specified levels of consolidated net worth, as defined. As a result of this requirement, $2.7 billion of Sprint's $3.6 billion consolidated retained earnings was effectively restricted from payment of dividends as of September 30, 1997. Before any dividends on Sprint Common Stock may be paid or declared and set apart for payment, full cumulative dividends on the Preferred Stock must be paid or declared and set apart for payment. If Sprint fails to purchase the Fifth Series shares upon tender by the holders, it is precluded from declaring or paying dividends on its Common Stock until it has deposited the funds necessary for the purchase of such shares. Upon the issuance of other series of Preferred Stock, the Sprint Board may provide for dividend restrictions on Sprint Common
Stock as to such series.

	The holders of the Class A Common Stock are entitled to receive dividends in an amount per share equal to the per share amount of any dividend paid on Sprint Common Stock, payable on the same date of payment as the corresponding dividend on the Sprint Common Stock.

Voting Rights

	Except as hereinafter noted, holders of Sprint Common Stock, Class A Common Stock and the First Series, the Second Series and the Fifth Series are entitled at each stockholders' meeting of Sprint, as to each matter to be voted upon, to cast one vote for each share held of record on the books of Sprint.

	The Preferred Stock is entitled to vote as a class with respect to certain matters affecting preferences of the Preferred Stock or creating prior ranking or parity stock. If six quarterly dividends on any series of the Preferred Stock are in arrears, the number of Sprint's directors will be increased by two and the holders of Preferred Stock voting as a class will be entitled to elect two directors until all arrears in dividends have been paid, and in such event Sprint Common Stock and all voting series of the Preferred
Stock would be entitled to elect the remaining directors
(other than the directors elected by the holders of the Class
A Common Stock, as described below). If no dividends or less than full cumulative dividends on the Fifth Series shall have been paid for each of four consecutive dividend periods, or if arrearages in the payment of dividends on the Fifth Series shall have cumulated in an amount equal to full cumulative dividends on the Fifth Series for six quarterly dividend periods, the holders of the Fifth Series, acting alone, will be entitled to elect the smallest number constituting a majority of Sprint's directors then to be elected until all arrears in such dividends are paid or set aside for payment.

	The holders of Class A Common Stock have certain class voting rights, including the right to elect their own directors to the Sprint Board of Directors and to disapprove certain transactions.

	As a general rule, the holders of Class A Common Stock will be entitled to representation on the Sprint Board equal to the percent of Sprint voting power owned by them, rounded up or down to the nearer whole number of directors. In addition, for as long as it is necessary in order to allow France
Telecom ("FT") and Deutsche Telekom AG ("DT") to receive certain benefits under relevant tax treaties between the United States and France and between the United States and Germany, respectively, the holders of Class A Common Stock are entitled to elect not less than 20% of the members of the Sprint Board at any time when their actual percentage of Sprint voting power is at least 20%.

	Until January 31, 1998, Sprint may not undertake certain transactions, including certain divestitures, acquisitions and mergers and the declaration of certain extraordinary cash dividends or distributions to shareholders, if disapproved by the holders of Class A Common Stock.

	As long as any shares of Class A Common Stock are outstanding, the holders of Class A Common Stock are entitled to disapprove any amendment to the Articles or Bylaws of Sprint that would adversely affect their rights, any issuance by Sprint of capital stock or debt with more than one vote per share or otherwise having supervoting powers, or any business combination or merger involving Sprint unless certain of their rights are preserved. In addition, for a period of time holders of Class A Common Stock have certain disapproval rights relating to the sale by Sprint of long distance assets and transactions that would result in certain competitors of FT, DT and Global One owning 10% or more of the outstanding Sprint voting power.

	The Sprint Board (other than the directors elected by the holders of the Class A Common Stock) is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors
(other than the directors elected by the holders of the Class A Common Stock) and serving a staggered three-year term. Only one class is elected each year, and it is elected for a three-year term. The holders of the Class A Common Stock are not entitled to vote in the election of these directors. Sprint stockholders are not entitled to cumulative voting rights in the election of directors.

	Sprint's Articles of Incorporation require that certain business combinations initiated by a holder of at least 10 percent of Sprint's voting stock must be approved by the holders of 80 percent of the outstanding voting stock.

Restriction on Purchase of Equity Securities by Sprint

	Sprint's Articles of Incorporation prohibit Sprint from purchasing its own equity securities from an owner of 5 percent or more of such equity securities (if any of the securities have been held for less than two years) at a premium over market price unless Sprint either (1) obtains the approval of the holders of a majority of the shares of Sprint's outstanding voting stock (excluding the shares held by the 5 percent security holder) or (2) makes a tender or exchange offer to purchase securities of the same class on the same terms to all holders of such equity securities. However, the approval of stockholders other than DT, FT and their affiliates is not required in connection with purchases, redemptions or other acquisitions by Sprint of Sprint capital stock held by DT, FT, certain of their designated subsidiaries or certain other qualified holders of the Class A Common Stock pursuant to the investment agreements entered into with FT and DT and the Articles of Incorporation.

Redemption

	The Articles of Incorporation permit the redemption of shares of Sprint Common Stock and, in certain circumstances, Class A Common Stock held by Aliens if necessary to comply with the foreign ownership limitations set forth in Section 310 of the U.S. Communications Act of 1934, as amended. The provisions permit Sprint Common Stock to be redeemed at a price equal to the fair market value of the shares, except that the redemption price in respect of shares purchased by any Alien after November 21, 1995 and within one year of the redemption date would not (unless otherwise determined by the Sprint Board) exceed the purchase price paid for such shares by such person.

Shareholder Rights

	Each share of Sprint Common Stock and Class A Common
Stock issued prior to the occurrence of certain takeover events has a Right attached in accordance with the terms of a Shareholder Rights Plan adopted by Sprint on June 9, 1997. The Rights do not become exercisable and do not separate from the shares of Common Stock and Class A Common Stock until the occurrence of such takeover events. Each Right, when it becomes exercisable, entitles the holder to purchase a unit consisting of one one-thousandth of a share of Preferred Stock-Sixth Series, Junior Participating at a price of $225 per unit, or to purchase Sprint Common Stock or common stock of the acquiring company having a value equal to two times the exercise price of the Right, depending upon the circumstances. Under certain circumstances, Rights beneficially owned by a person or group of affiliated or associated persons who have acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of Sprint Common Stock and Class A Common
Stock become null and void. The Rights may be redeemed by Sprint at a price of one cent per Right and expire on June 25, 2007.

	The Shareholder Rights Plan provides generally that actions of FT, DT and their respective affiliates which would otherwise cause the Rights to detach and become exercisable will not do so unless such actions also violate the Standstill Agreement dated as of July 31, 1995 entered into among Sprint, FT and DT.

Liquidation Rights

	In the event of liquidation, holders of Sprint Common Stock will be entitled to share ratably, together with the holders of any Class A Common Stock then outstanding, in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Sprint indebtedness, and the aggregate liquidation preference of any Preferred Stock then outstanding.

Preemptive Rights

	No holder of shares of Sprint Common Stock or any other capital stock of Sprint is entitled to preemptive rights or subscription rights, other than pursuant to the Rights referred to under "Shareholder Rights" above. DT and FT have the contractual right to purchase additional shares of Class A Common Stock from Sprint to enable them to maintain their ownership level at 20% of Sprint's voting securities.


Fully Paid

	The outstanding shares of Sprint Common Stock are, and the shares of Sprint Common Stock offered hereby when issued will be, fully paid and nonassessable.

Transfer Agents and Registrars

	The Transfer Agents and Registrars for Sprint Common
Stock are UMB Bank, n.a. (Missouri), and ChaseMellon Shareholder
Services (New York).

Item 5.	Interests of Named Experts and Counsel

	The validity of the Options and the authorized and unissued shares of Sprint Common Stock to be issued under the Management Incentive Stock Option Plan was passed by
Don A. Jensen, Esq., Vice President and Secretary of Sprint.

Item 6.	Indemnification of Directors and Officers

	Consistent with Section 17-6305 of the Kansas Statutes Annotated, Article IV, Section 10 of the Bylaws of Sprint provides that Sprint will indemnify directors and officers of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Sprint.
With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

	Under Section 10, Sprint may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Sprint, or who is or was serving at the request of Sprint as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability arising out of his status as such, whether or not Sprint would have the power to indemnify such persons against such liability. Sprint carries standard directors and officers liability coverage for its directors and officers. Subject to certain limitations and exclusions, the policies reimburse Sprint for liabilities indemnified under Section 10 and indemnify directors and officers of Sprint against additional liabilities not indemnified under Section 10.

	Sprint has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer or agent of Sprint.


Item 8.	Exhibits

Exhibit
Number	Exhibit

4A.		Article Fifth, Article Sixth, Article Seventh and Article
		Eighth of the Articles of Incorporation of Sprint
		Corporation the Articles of Incorporation are filed as Exhibit 3(a) to Sprint Corporation's Quarterly
		Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

4B.		Rights Agreement dated as of June 9, 1997, between
		Sprint Corporation and UMB Bank, n.a. as Rights Agent (filed as Exhibit 1 to Sprint Corporation's Registration Statement on Form 8-A dated June 12, 1997
		(File No. 1-4721), and incorporated herein by reference).

4C.		Standstill Agreement dated as of July 31, 1995, by and
		among Sprint Corporation, France Telecom and Deutsche Telekom AG (filed as Exhibit (10)(c) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended
		June 30, 1995 and incorporated herein by reference).

4D.		Amendments to Certain Agreements and Interpretation,
		dated June 24, 1997, by and among Sprint Corporation, France Telecom and Deutsche Telekom AG (filed as Exhibit 4(d) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

5.		Opinion and consent of Don A. Jensen, Esq.

23-A.		Consent of Ernst & Young LLP.

23-B.		Consent of Don A. Jensen, Esq. is contained in his opinion
		filed as Exhibit 5.

24.		Power of Attorney is contained on page II-13 of this
		Registration Statement.

Item 9.	Undertakings.

	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales of
the securities being registered are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section
	10(a)(3) of the Securities Act of 1933, unless such information is contained in a periodic report filed by the registrant pursuant to Section 13 or Section
	15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

		(ii)	To reflect in the prospectus any facts or
	events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless such information is contained in a periodic report filed by the registrant pursuant to
	Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;
	and

		(iii)	To include any material information with
	respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

	(2)	That, for the purpose of determining any liability
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	That, for purposes of determining any liability under
the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

					SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on the 11th day of December, 1997.

				SPRINT CORPORATION

				By /s/ A. B. KRAUSE
				  (A. B. Krause, Executive Vice President)

					POWER OF ATTORNEY

	We, the undersigned officers and directors of Sprint Corporation, hereby severally constitute W. T. Esrey, A. B. Krause and J.R. Devlin and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sprint Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange
Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said
Registration Statement and any and all amendments thereto.

	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the date indicated.



Name                  Title                        Date


                      Chairman of the Board       )
		          and Chief Executive Officer )
/s/ W. T. ESREY       (Principal Executive        )
(W. T. Esrey)         Officer)                    )
                                                  )
                      Executive Vice President    )
		          and Chief Financial Officer )
/s/ A. B. KRAUSE      (Principal Financial        ) December 11, 1997
(A. B. Krause)        Officer)                    )
                                                  )
                      Senior Vice President and   )
			    Controller                  )
/s/ J. P. MEYER       (Principal Accounting       )
(J. P. Meyer)         Officer)                    )
                                                  )
/s/ DUBOSE AUSLEY     Director                    )
(DuBose Ausley)						  )
                                			  )
/s/ W. L. BATTS       Director                    )
(W. L. Batts)						  )
                                                  )
/s/ MICHEL BON        Director                    )
(Michel Bon)                                      )
                                                  )
/s/ RUTH M. DAVIS     Director                    ) December 11, 1997
(Ruth M. Davis)						  )
                                                  )
  			    Director                    )
(I. O. Hockaday, Jr.)					  )
                                                  )
/s/ H. S. HOOK        Director                    )
(H. S. Hook)						  )
                                                  )
/s/ RONALD T. LEMAY   Director                    )
(Ronald T. LeMay)						  )
                                                  )
/s/ LINDA K. LORIMER  Director                    )
(L. K. Lorimer)						  )
                                                  )
/s/ C. E. RICE        Director                    )
(C. E. Rice)						  )
                                                  )
/s/ RON SOMMER        Director                    )
(Ron Sommer)                                      )
                                                  )
/s/ STEWART TURLEY    Director                    )
(Stewart Turley)						  )


			Exhibit Index

Exhibit
Number										Page

4A.	Article Fifth, Article Sixth, Article Seventh and Article
	Eighth of the Articles of Incorporation of Sprint
	Corporation (the Articles of Incorporation are filed as Exhibit 3(a) to Sprint Corporation's Quarterly
	Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

4B.	Rights Agreement dated as of June 9, 1997, between Sprint
	Corporation and UMB Bank, n.a. as Rights Agent (filed as
	Exhibit 1 to Sprint Corporation's Registration Statement on Form 8-A dated June 12, 1997 (File No. 1-4721), and incorporated herein by reference).

4C.	Standstill Agreement dated as of July 31, 1995, by and
	among Sprint Corporation, France Telecom and Deutsche
	Telekom AG (filed as Exhibit (10)(c) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and incorporated herein by reference).

4D.	Amendments to Certain Agreements and Interpretation,
	dated June 24, 1997, by and among Sprint Corporation, France Telecom and Deutsche Telekom AG (filed as Exhibit 4(d) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

5.	Opinion and consent of Don A. Jensen, Esq.

23-A.	Consent of Ernst & Young LLP.

23-B.	Consent of Don A. Jensen, Esq. is contained in his opinion
	filed as Exhibit 5.

24.	Power of Attorney is contained on page II-13 of this
	Registration Statement.